EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Comments On Preliminary Ruling By China
Regarding Electrical Steel Duties

WEST CHESTER, OH, December 10, 2009 — In response to the imposition of provisional duties by China’s Ministry of Commerce (MOFCOM) on imported electrical steel products, James L. Wainscott, chairman, president and CEO of AK Steel (NYSE: AKS) offered the following comments:  “AK Steel is very disappointed by MOFCOM’s preliminary findings, which we believe lack any factual or legal basis.  We will continue to participate in the on-going anti-dumping and anti-subsidy investigations and will urge MOFCOM to reach negative final determinations.  We would expect to vigorously appeal any adverse final decisions.”
Mr. Wainscott added, “Notwithstanding the imposition of Chinese tariffs, AK Steel’s electrical steel business serves customers in every part of the globe who appreciate the energy-efficiency, quality, delivery and service we provide.  A substantial portion of our 2009 electrical steel shipments were outside of NAFTA, with sales to China representing a relatively small percentage of our total sales of electrical steel.  Going forward, we will continue to assess growing global market opportunities for electrical steel sales, including China.”
Finally, with respect to the outlook for electrical steel, Mr. Wainscott stated, “In light of the recovering economies around the world, AK Steel continues to expect a significantly higher electrical steel shipment level for the year 2010 as compared to 2009.”
AK Steel is one of the largest and most technologically-advanced global producers of grain-oriented electrical steels, which are helping to meet the world’s growing demand for efficient electricity generation, transmission and distribution.

About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,000 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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